Exhibit 10.93

THIS AGREEMENT is made the     15th day of  October 2002

BETWEEN

(1)       BRAVADO INTERNATIONAL GROUP INC. of 5835-A Uplander Way, Culver City, CA 90230 USA (“the Licensor”); and

(2)       INNOVO AZTECA APPAREL, INC. of: 5804 E. Slauson Ave. Commerce, CA  90040(“the Licensee”).

WHEREAS:

(A)      The Licensor is the duly authorised licensee of certain copyright trademarks trade names artwork logos designs and likenesses and all merchandising rights relating to the artist known professionally as Lil’ Bow Wow (“the Artist”).

(B)      The Licensor grants to the Licensee the exclusive right to use the Property for the purpose of the manufacture and sales of Goods.

(C)      Words defined in clause 14 shall have the meanings ascribed to them therein.

NOW IT IS HEREBY AGREED as follows:-

1.         RIGHTS

(a)       The Licensor hereby grants to the Licensee  and the Licensee hereby accepts the exclusive right in the Territory during the Term to embody the Property on the Goods and to sell the Products to bona fide third party arms length wholesale and retail outlets in accordance with the terms hereof. The Licensee shall have the right to sublicense the rights to produce accessory products to its accessory subsidiary, Innovo, Inc.

All rights not expressly licensed to the Licensee hereunder are expressly reserved to the Licensor and without prejudice to the generality of the foregoing the Licensor expressly excludes and reserves the right to licence the use of the Property in connection with Goods manufactured, advertised, promoted or sold in connection with tours to be made by the Artist, the Artists fanclub, cinematograph or other films featuring the Artist or any other specific enterprise undertaken by the Artist in which such sale is an incidental rather than a primary purpose.

(c)        The Licensee acknowledges and agrees that there is valuable goodwill associated with the Property and that the Property has a secondary meaning in the mind of the public.  The Licensee further acknowledges and agrees that the Property (including all rights therein and goodwill associated therewith) shall be and remain insofar as the Licensee is concerned the exclusive sole and complete property of the Licensor and its designees.  The Licensee shall not use nor authorise nor permit the use of the Property in any manner at any time nor at any place not specifically licensed herein and all rights and interests of whatsoever nature with respect to the Property and the Products which are not specifically granted to the Licensee herein shall be and are specifically reserved to the Licensor and/or its designees without limitation. The Licensee shall exercise the rights granted under this agreement strictly in accordance with the terms conditions restrictions and limitations contained herein.  The Licensee acknowledges and agrees that its use of the Property shall not create in the Licensee’s favour any right title or interest and that all uses of and sale by the Licensee (as are permitted under this agreement) shall inure to the benefit of the Licensor.

2.         ADVANCES/ROYALTIES/ACCOUNTING

(a)       (i)        The Licensee shall pay the First Advance of Twenty Five Thousand US dollars ($25,000.) to the Licensorupon full execution of this agreement.

The Licensee shall pay the Second Advance of Fifty Thousand US dollars ($50,000) to the Licensor on or before  January 31, 2005.

(b)       The Advance shall be a non-returnable advance recoupable only from those sums payable to Licensor pursuant to sub-clause 2(c) hereof.

The Licensee shall pay royalties to the Licensor in the manner set out in 2 (d).  Royalties shall be payable at the Royalty Rate on Net Sales of all Licensed Products.  “Net Sales” shall mean gross sales less customary trade discounts and returns of Licensed Products.

(d)       Within 30 days after the close of each calendar quarter, Licensee will prepare and deliver to Licensor a statement.  The statement shall show by country of sale, each Licensed Product, quantity shipped, gross invoice amount, any deductible discounts, allowances and returns. The statement shall be accompanied by payment of all royalties due.  Acceptance by the Licensor of such payment and statement for any quarter shall not preclude the Licensor from questioning the accuracy at any time thereafter.  The royalty statement shall be certified by an officer of the Licensee.  Royalties shall be paid in US Dollars.

(e)       All sums payable hereunder by Licensee to Licensor shall be made without deduction or set off or withholding.   If a withholding is required by law the Licensee shall either:-

            (i)        make such withholding;  and

            (ii)       account for the amount withheld to the relevant authority;  and provide to the Licensor the relevant tax deduction certificate in the Licensor’s name; or

(iv)      pay to Licensor such amount as will after deduction of any withholding, be equal to the amount which would have been received if no deduction had been made.

(f) If the Licensee fails to make any payment by the due date (without prejudice to the provisions of clause 8 below), interest shall be payable on the outstanding amount at a rate of 4% per annum above the City National Bank Los Angeles Prime rate from the date payment should have been made until payment is actually made.

3.         WARRANTIES AND REPRESENTATIONS

            (a)        The Licensee warrants and represents and undertakes as follows:-

(i)        The Licensee is free to enter into and fully perform this agreement;

(ii)       all ideas creations designs materials and intellectual property furnished by the Licensee (if any)  in connection with the Products will be the Licensees own and original creation or material which the Licensee is fully licensed to use (except for matters in the public domain) and shall be owned in full by the Licensor and licensed to the Licensee solely for the purposes contemplated by this agreement;

(iii)      the Licensed Products shall be of the highest standard reasonably suitable for goods of the type of the Licensed Product and will conform with samples approved by the Licensor.

(v)       the Products will be of a high standard in style appearance and quality and will conform with approved samples approved by the Licensor pursuant to clause 4, be safe for use by consumers.

(vi)      the Licensed Products will be manufactured, advertised, distributed and sold in accordance with all applicable federal, state and local laws including applicable labor laws in a manner that will not reflect adversely on the Licensor or the Arties. The Licensed Products will be safe for use by consumers and will comply with all applicable governmental rules and laws, guidelines and regulations.

(vii)     the Licensee will not manufacture advertise distribute or sell and will not authorise the manufacture advertising or sale of the Products in any manner at any time or in any place not specifically licensed hereunder;

(viii)    Licensee will use its best efforts to obtain maximum sales in the Licensed Territory during the License Term.

(ix)      The Licensee  will not at any time do or suffer to be  done any act or thing which might impair or affect the Property or the Licensor’s rights and interests in the Property.

it will not create any expenses chargeable to the Licensor without the prior written approval of Licensor.

The Licensee will not make any of the Products available as a special offer connected to the purchase of any recorded music of the Artist (“Record”) nor package any Product with any Record or any other product without the prior written consent of the Licensor.

(b)                               Licensor warrants and represents and undertakes as follows:

Licensor Representations and Warranties.  Notwithstanding anything in the Agreement to the contrary, Licensor hereby warrants and represents to Licensee that: Licensor has full right and authority to enter into this Agreement; that the Property is controlled and owned exclusively by Licensor; and Licensee’s use of the Property in the manner provided in the Agreement will not infringe any third party intellectual property rights.

PRODUCT APPROVAL

(a)       Licensee shall obtain the Licensor’s prior written approval of each and every item of the Products (including without limitation the form and content of all advertising and promotional material in which the Property appears for use in the national press, magazines, television, radio, billboard, on-line and cinema advertisements or in any other way) which the Licensee desires to exploit pursuant to this agreement. If first product has not been approved within 90 days of signature of the agreement, then Licensee has the option to terminate the Agreement and ask for repayment of any monies paid to date. In this regard the Licensee shall submit to the Licensor at no cost or expense to the Licensor (whether recoupable or otherwise) three samples for the Licensor’s said approval:

(i)        a description of the concept, including full information on the nature and function of the proposed item and a general description of how the Property and other material will be used on them;

(ii)       complete layouts and descriptions of the proposed Products and promotional and packaging material showing exactly how and where the Property and other artwork and wording will be used;

(iii)      pre-production models or prototype samples of the proposed Products and promotional and packaging material;

(iv)      proposed timetabling for the Products in the market;  and

(v)       not less than twelve (12) actual non-royalty bearing production samples of the proposed products and promotional and packaging material.

(b)       Unless and until the Licensee shall receive the Licensor’s final written approval of such samples of the Products the Licensee shall not proceed to manufacture (other than for pre-production purposes) or distribute the same. The Products so manufactured and distributed shall be of the same quality and content as the samples approved by the Licensor as aforesaid and shall be manufactured in accordance with specifications approved by the Licensor.  Promptly following the initial manufacturing run of each of the Products the Licensee shall furnish the Licensor at no cost or expense to the Licensor (whether recoupable or otherwise) with twelve (12) further items of the Products.  The Licensor may purchase from the Licensee each Product at the Licensee’s cost price plus 10% (excluding vending sets) for non-competitive reasons.  At the Licensor’s request and at the Licensee’s sole cost and expense the Licensee shall submit random samples of the Products to the Licensor for inspection.  Additionally at the Licensor’s request the Licensee shall arrange for the Licensor’s representative to enter the Licensee’s or its manufacturer’s premises for the purpose of inspecting the Products.  In the event that the Licensor shall determine that any of the Products at any time falls below the aforesaid standard of quality and content the same shall be destroyed at the Licensee’s sole cost and expense in the presence of the Licensor’s representative or shall be delivered at the Licensee’s sole cost and expense to the Licensor or its designee for destruction.  All Products shall bear the “Official Merchandise” mark in the form specified by the Licensor.

Without limiting the provisions of sub-clauses 4(a) and 4(b) above all of the Products containers and packaging therefor and all advertising and promotional materials relating to the Products shall be subject to the Licensor’s prior written approval and shall be of the highest standards insofar as style appearance and quality is concerned.

If Licensee violates the product approval procedure in any way or markets or promotes non-approved product or advertising materials in any way, the licensing rights shall revert back to the Licensor and no part of the previously paid advance money shall be returned to the Licensee.

5.         INTELLECTUAL PROPERTY

(a)       The Licensee shall print stamp or mold such notices of trademark service mark and copyright in the form specified by the Licensor on each of the Products and each package or each container used in connection therewith and all advertisements pertaining thereto. The Licensee shall not manufacture any Products without first receiving from the Licensor the relevant notice of trade mark service mark and copyright which the Licensor shall require to be printed stamped or moulded on each of the Products and packaging and containers as aforesaid.  The Licensee shall comply with Licensors instructions with respect to position and letter size of the aforesaid notice of trade mark service mark or copyright.  No Product upon which the aforesaid notice of trade mark service mark or copyright is printed stamped or moulded shall contain any other copyright notice whatsoever.  The Licensee shall not use any trade mark or service mark other than the Property in connection with the Products without the Licensor’s prior written approval.  The Licensee shall not use any such trade mark, service mark or copyright other than on the Products and the packaging and containers used in connection therewith and advertisements pertaining thereto.

(b)       The Licensee may sell, distribute, advertise or make use of the Property:

            (i)        on the internet;  or

            (ii)       on any other publicly accessible or proprietary computer network via the Licensee’s own web site and/or domain name for the sole purpose of selling the Products subject to approval having been obtained in accordance with clause 4 above.  Without limitation, the Licensee undertakes that it shall not register or apply to register any of the Property as the whole or part of a domain name, electronic mail address or otherwise without the prior written consent of the Licensor.

6.         PRODUCT PROTECTION

              At the Licensor’s request and without prejudice to the Licensor’s right to take action itself the Licensee may commence in its and/or the Licensor’s name (as the Licensor may designate) all appropriate legal proceedings including without limitation actions to obtain restraining orders and preliminary and permanent injunctions.  The Licensee shall not commence any proceedings in respect of the rights granted herein without the prior written consent of the Licensor.  The Licensee shall promptly notify the Licensor in writing of any infringements suspected infringements passing off imitations or other interferences with the Licensor’s rights in the Property by third parties and shall fully assist the Licensor in any proceedings concerning the Products. If initiated by Licensor any sums recovered as a result of any judgement or settlement of any claim pertaining to the subject matter hereof these shall belong to the Licensor.

RESTRICTION ON SALES

The Licensee shall not have the right to distribute or sell the Products and shall not authorise or permit any of the Licensee’s customers or any other party to distribute or sell the Products on or about the premises of any of the Artist’s live personal appearances engagements.  Additionally the Licensee shall not have the right to augment or expand any of the rights granted to the Licensee under this agreement or authorise or permit any of its customers or any other party so to do.  Without limitation to the foregoing neither the Licensee nor any other party shall have the right to incorporate or embody the Property or the Products or any part thereof into any other product or service.

8.         TERMINATION

            (a) Upon the occurrence of any of the following events in addition to and without prejudice to any rights which it may have, Licensor shall have the right to terminate this agreement (subject to the relevant notice being given in the case of termination under Clauses 9(a)(i) and 9(a)(ii) below):

(i)        the Licensee fails to make any payment or furnish any statement in accordance with this agreement within seven (7) days after written notice requiring it to do so;

(ii)       the Licensee fails to comply with any other of its material obligations under this agreement or breaches any warranty made by it under this agreement including, without limitation, if the Licensee sells Products without having obtained the Licensor’s written approval pursuant to clause 4 and does not cure such failure or breach within thirty (30) days after written notice specifying the failure or breach;

(iii)      without the prior written consent of the Licensor the Licensee sells or otherwise disposes of all or a substantial part of its business or assets to a third party, or direct or indirect control of the Licensee is transferred to a third party; pursuant to 13(e) (ii);

(iv)      the Licensee ceases or notifies the Licensor of its intention to cease to carry on business;

(v)        the Licensee challenges the validity of any of the Property or the Licensor’s rights in the Property.

This agreement shall terminate automatically, without prejudice to any rights the Licensor may have, if (except in relation to a voluntary reorganisation, reconstruction or amalgamation) an order is made or a provisional liquidator is appointed in respect of the Licensee, or an administration order is made in respect of the Licensee, or a receiver (which expression shall include an administrative receiver) is appointed in respect of the Licensee or all or any of its assets and is not discharged within any period of thirty (30) days, or the Licensee is unable to pay its debts.

In the event that the Artist becomes subject to any publicity involving an act of moral turpitude through published reports in general circulation or dies during the term of this agreement, and as a result thereof Licensee determines in good faith that such event has had or will have a material adverse impact on the sales of the Products, then the Licensee shall have the right, as its sole remedy therefore, to elect by written notice to the Licensor to terminate the continued manufacture of the Products. Among other things, the publication of one or more photographs or of a theatrical motion picture involving nudity of the arties, sexual acts or illicit drug or alcohol use shall be considered an act or moral turpitude for purposes or this provision.

During the term of this Agreement:  (1) the Artist shall not endorse or exclusively promote other like apparel lines.

  Licensor warrants and represents (1) That the Artist has entered into an exclusive merchandising license with Bravado International Group Limited, dated March 12, 2001, (“First License Agreement”).

Licensor and Licensee acknowledge that the Licensor’s rights to the Property are controlled by the First License Agreements.  In the event the First License Agreement is terminated before this Agreement terminates, (1) all rights enjoyed by the Licensor that have been conveyed to the Licensee in this Agreement shall revert to the Artist or shall become owned by LBW, Inc., (2) LBW, Inc., with the Artist’s permission, agrees to assume this Agreement and to grant Licensee all rights and interests provided to Licensee under this Agreement and (3) Licensee shall have the right, as its sole remedy therefore, to elect by written notice to the Licensor and the Artist either to terminate this Agreement or to continue performance with LBW, Inc. in the place of Licensor.

In the event the Licensee terminates this Agreement pursuant to any Clause 8 (c), (d), (e), (f), or (g), the Licensee is relieved from any Advances due after the date of written notice to the Licensor and the Licensor shall pay the Unrecouped Advance to the Licensee.

9.         EFFECT OF EXPIRATION OR TERMINATION

(a) Upon expiration or termination of this Agreement, all rights granted to Licensee shall revert to Licensor with the following consequences:

Royalties due as of the date of Termination shall be payable at once. Licensor shall on Licensee’s demand refund promptly the un-recouped portion of the advance.  (this tracks language from morality clause)

the Licensee shall deliver to Licensor within 5 days of Expiration Date or Termination Date- a statement indicating the number and description of the Products in stock or in the process of manufacture as such expiration of the Term or earlier termination of this agreement.  The Licensor may upon reasonable prior notice require the Licensee to conduct a physical inventory in the presence of the Licensor’s duly authorised representative in order to ascertain or verify such statement;

the Licensee shall cease the manufacture and marketing and (subject to any sell-off pursuant to Clause 9(b) hereof) the distribution and sale of the Products;

(iv) the Licensee shall deliver up to the Licensor all creations designs materials and intellectual property created or licensed by Licensee pursuant to Clause 3(ii) above or provided to it by Licensor or the Artist;

(b) Upon expiration of this Agreement, so long as Licensee is not in default, Licensee may continue to sell any Licensed Products, previously manufactured and on hand for a period of  ninety (90) days following the expiration of the Term (herein referred to as “the Sell Off Period”) provided that the Licensee (i) shall pay to Licensor royalties in accordance with the terms hereof; and (ii) the Licensee did not manufacture any of the Products either in anticipation of the expiration of the Term or during the Sell Off Period.  Upon expiration of the term, Licensor shall be entitled to purchase (at Licensee’s Landed Duty Paid plus 10% of each article, royalty free) all unsold products, whereupon Licensee’s sell off period will not apply.  The Licensee shall be required to render statements and pay royalties to the Licensor in accordance with the terms and conditions of this agreement for all sales of the Productsduring the Sell Off Period in accordance with Clause 2(d).

(c)       If the term has expired other than due to passage of time or the end of the sell off period (as applicable) the Licensee shall furnish the Licensor within five (5) days with a further detailed written statement as to the inventory of each of the products as of the earlier termination of this agreement or the end of the sell off period ( as applicable) and the Licensor shall at its election either:

(i)        purchase all or part of such inventory or any or all of the Products at the Licensee’s actual out of pocket cost of manufacture therefor; or

(ii)       require the Licensee to destroy such remaining inventory in a manner satisfactory to the Licensor in the presence of the Licensor’s representative and/or provide the Licensor with an affidavit of such destruction sworn to by one of the Licensee’s principal officers;

(iii)      in the event that the Licensor elects to purchase any or all of such inventory pursuant to Clause 9(c)(i) hereof the Licensee shall promptly ship all such items at the Licensee’s expense within the United States (or if SELL-OFF period has expired at the expense of the Licensor) to the Licensor or its designee or shall make them available at the Licensor’s place of business for the Licensor or its designee to take possession thereof.

The Licensee shall not during the three (3) month period preceding the date on which the Term is due to expire manufacture excess Products.

(e) Where the Licensee has elected to proceed under 8(c), Licensee shall have the right to demand from Licensor a refund of the un-recouped portion of the advance.  The Licensor shall make such refund promptly after the Licensee reports that it has ceased the sale of the Products and reports such sales as required by this agreement.  It is understood that upon the Licensee’s exercise of its rights as aforesaid, the Term of this agreement shall terminate, provided however that the Licensee shall have a continued right to sell Products pursuant to Clause 9(b).

10.       INDEMNITY

The Licensee does hereby indemnify save and hold harmless the Licensor and any of its associated companies and the individual members of the Artist from and against any and all claims damages loss liabilities costs and expenses arising out of or in any manner connected with Licensee’s breach of this agreement or the use or possession of the Property or any of the Products.  The Licensee shall maintain at its own expense in full force and effect at all times during the Term and for two (2) years thereafter with a reputable insurer an insurance policy for single limit product liability in respect of the Products in a form acceptable to the Licensor naming the Licensor and all of the individual members of the Artist (and any other individuals and entities which the Licensor may from time to time designate) as named parties insured.  The amount of insurance coverage shall be a minimum of one million dollars USD ($1,000,000) for each single occurrence.  The Licensee shall furnish the Licensor with a copy of the certificates of insurance establishing such coverage prior to manufacture or distribution of any of the Products and with evidence of renewal.  The policy will contain a provision confirming that the policy is primary and that the liability of the insurers will not be affected by any other insurance of which the Licensor or the Licensee have the benefit so as to reduce the amount payable under the policy.

(b) The Licensor does hereby indemnify save and hold harmless the Licensee and any of its associated companies from and against any and all claims, damages, loss, liabilities, costs, and expenses arising out of or in any manner connected with Licensor’s breach of any warranties or provisions of this agreement.

11.       AUDIT

During the Term and for a period of three (3) years thereafter the Licensee shall keep and maintain at its principal place of business true detailed and accurate books and records together with supporting bills invoices and vouchers of any and all transactions (including without limitation the manufacture shipping distribution and sale of each of the Products and packaging or containers thereof) which relate to or affect this agreement the Products or any provisions hereof.  The said books and records with supporting documentation and other items shall be open to audit examination inspection the making of extracts and the taking of copies thereof by the Licensor or its representative(s) during regular business hours upon no more that five (5) business days’ notice.  In the event that any such examination and inspection shall indicate that the Licensee shall have made errors to the detriment of the Licensor then the Licensee shall forthwith pay to the Licensor the amount of the relevant discrepancy and if such error to the detriment of the Licensor shall be in excess of five per cent (5%) of the royalties earned by the Licensor during the periods for which such examination and inspection relates then the Licensee shall be solely responsible for and shall pay the costs of such inspection and examination.  The Licensee will pay the Licensor interest on such under payment and all late payments at the rate of four per cent (4%) above City National Bank Los Angeles   Prime Rate from time to time from the date payments should have been made until payment is actually made.  The Licensee shall be obligated to obtain for the Licensor a similar right to inspect examine make extracts and take copies of the books and records of each of the Licensee’s manufacturers and sub-licensees.  Acceptance of any sum by or on behalf of the Licensor from the Licensee shall not in any manner be construed as a waiver by the Licensor of any claim pertaining to the validity of the computation of such payment nor a waiver of any breach by the Licensor of any provision of this agreement.

13.       MISCELLANEOUS

(a)       This agreement contains all the terms agreed between the Licensee and Licensor and replaces all previous agreements written or oral on the subject matter of this agreement and may not be varied except in writing.  No waiver by either Licensee or Licensor of a breach hereof or a default hereunder shall be deemed a waiver by such party of any previous or subsequent breach whether of a like or similar nature or otherwise.

            (b)         (i)      any clause sentence paragraph or part of this agreement or application thereof shall for any reason be judged by a court of competent jurisdiction to be invalid for any reason such judgement shall not affect the remainder of this agreement which shall continue in full force and affect.

(c)       The Licensee and Licensor shall during and after the existence of this agreement keep all the terms of this agreement secret and confidential and will not disclose to any third party any information contained in this agreement or any information concerning the business of affairs of the License and Licensor or of any of the Artist supplied to it or otherwise obtained by the Licensee under or in connection with this agreement except where required by law.

(d)       This agreement shall not operate so as to create a partnership or joint venture of any kind between the Licensee and the Licensor.

(e)       (i)        The Licensee will not enter into any sub-licence agreement in connection with the Products without the prior written consent of the Licensor nor shall the Licensee enter into any agency agreement or otherwise sub-contract or part with any of its obligations under this agreement without the prior written consent of the Licensor.

(ii)       The Performance of Licensee hereunder is of a personal nature and, therefore, neither this Agreement nor the license or other rights granted hereunder may be assigned, sublicensed or transferred by Licensee and any such attempted assignment, sublicense or transfer, whether voluntary or by operation of law, directly or indirectly, shall be void and of no force or effect.  In the event of the sale, issuance or transfer of any voting capital stock of any corporate entity which directly or indirectly controls Licensee which results in a change such that the current senior management of Licensee no longer continues as the current management and, therefore, the current management is no longer in control of the operations of the Licensee, the Licensor shall have the option to terminate this Agreement.  Notwithstanding the provisions of this paragraph, so long as the Licensee is not in default of any of the terms and conditions of this Agreement beyond the applicable notice and cure periods, the owners of the voting capital stock of the Licensee shall be permitted to transfer such stock by gift, bequest or inheritance between or among the present majority shareholders of the Licensee, to their immediate family (i.e., spouses, parents, siblings, children or grandchildren) or pursuant to a public offering of the shares of the Licensee or to a corporation directly or indirectly controlled by the Licensee or to a corporation or other entity that is directly or indirectly owned by the shareholders of a majority of the voting capital stock of the Licensee; provided, however that upon any such transfer, the operation of the business shall be conducted in substantially the same manner as at the time prior to such transfer and pursuant to the terms of this Agreement.

(f)        Any notice consent approval or other communication required to be given to any party in connection with this agreement shall be in writing and shall be delivered by hand or sent by Registered first class post or other courier to the address of such party herein set out or at such changed address as shall for that purpose be notified in accordance with the provisions hereof to the other party and every such notice consent approval or other communication shall if sent by hand or courier be deemed to have been duly served on the first working day following the day of delivery and if sent by post or be deemed to have been duly served on the third business day after the date of posting.

(g)       This agreement and any variations or amendments hereto shall be governed in accordance with the laws and procedures of the jurisdiction of the defending party in any litigation arising hereunder.

(h)       All headings used in this agreement are for clarification and reference purposes only.

At the request of the Licensor the Licensee agrees promptly to provide to the Licensor such items of the Products for touring or fan club purposes that the Licensor may require at Licensee’s LDP plus 10%.

In the event the gross sales during the first 12 months do not exceed $500,000 USD, either party shall have the right to terminate the agreement and any remaining guarantee payments shall be waived.

  Lil Bow Wow, the Artist, shall make one public appearance of at least thirty  (30) minutes every six months during the term of the agreement in an effort to promote the Products, schedule permitting.

Lil Bow Wow, the Artist, shall use his best efforts to promote and market the Products so long as it is commercially reasonable throughout the term of the agreement.

14.       DEFINITIONS

In this agreement the following expressions shall have the meanings set out against them:

(i)“First Advance” - shall mean Twenty five Thousand US dollars ($25,000.) payable on execution.

(ii) “Second Advance” – shall mean Fifty Thousand US dollars (50,000) due on or before February 1, 2006

(b)       “Marketing Date” – shall mean on or before June 1, 2003.

(c)       “Property” - symbols emblems logos designs photographs name(s) professional name(s) and visual images or representations based on the real life image of the Artist as approved by the Licensor in writing.

            (d)       “Products” - shall mean the Goods embodying thereon the Property.

            (e)       “Royalty Rate” - shall mean eight percent (8%) of net revenues.

“Term” - shall mean the period commencing August 1, 2002 until February 1, 2006. Innovo will have the right of first refusal to renew the license at the end of the term.

“Territory” – Worldwide

“Distribution” – All tiers of retail pending approval of Licensor

(i)        “Goods” – Shall mean:  toddler 4-6X Boys apparel sizes 8-20 and Girls Apparel size 7-16 and Juniors. Coordinating accessories including but not limited to backpacks, belts, bags and sports bags. All accessory products will be added on a case-by-case basis with prior approval of the Licensor. Innovo shall have the right of first refusal to match a proposal for any apparel and/or accessory categories that are not included in the initial agreement during the initial term of the agreement.

  (j)       “Minimum Price” shall mean:-   Licensees lowest wholesale price

Special Clauses- The copyright line is © Lil’ Bow Wow courtesy of Artistic     Control Group, Inc, 2002

Another BIG License.

Please use Another BIG logo

Force Majeure

If either party is delayed, or interrupted in, or prevented from the performance of its obligations hereunder by reason of an act of God, fire, flood, war, public disaster, strikes or labor difficulties, governmental enactment, regulation or order, or any other cause beyond its control, and if such party has given the other party prompt notice thereof and, on request such confirmatory documentation as the other party may reasonably request and has in good faith kept the other party apprised of when the delay, interruption or prevention is expected to be resolved, the time for the performance of the party’s obligations shall thereupon be extended for a period equal to the duration of the contingency that occasioned the delay, interruption or prevention, but not exceeding sixty (60) days unless otherwise mutually agreed.  If the force majeure condition continues for more than sixty (60) days, either party may terminate this Agreement upon written notice to the other party.

AS WITNESS the hands of the duly authorised representatives of the Licensor and the Licensee the day and year first above written.

SIGNED by                                                    )

for and on behalf of                                         )

BRAVADO INTERNATIONAL                 )

GROUP INC                                                  )

in the presence of:                                           )

SIGNED by                                                    )

for and on behalf of

INNOVO AZTECA APPAREL, INC.         )

in the presence of:                                           )

SIGNED by                                                      )

TERESA CALDWELL                                  )

LBL, INC.                                                         )

I authorize Bravado International Group to act as the licensing agent for Lil Bow Wow (The Artist). The foresaid Agreement, and specifically Section 8 thereof, has been reviewed and acknowledged and is hereby agreed to.